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                                    FORM 8-A

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934




                     American Bankers Insurance Group, Inc.
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             (Exact name of registrant as specified in its charter)




              Florida                                         59-1985922
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(State of incorporation or organization)                   (I.R.S. Employer
                                                          Identification No.)



11222 Quail Roost Drive, Miami, Florida                              33157
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(Address of principal executive offices)                           (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:


   Title of each class                         Name of each exchange on which
   to be so registered                         each class is to be registered
   -------------------                         ------------------------------

   $3.125 Series B Cumulative Convertible      New York Stock Exchange
   Preferred Stock (liquidation preference
   $50 per share)

Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
--------------------------------------------------------------------------------
                                (Title of Class)



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ITEM 1   DESCRIPTION OF REGISTRANT'S SECURITIES
         TO BE REGISTERED

         $3.125 SERIES B CUMULATIVE CONVERTIBLE
         PREFERRED STOCK (LIQUIDATION PREFERENCE $50 PER SHARE)

         American Bankers Insurance Group, Inc.'s (the "Company's") Third Amended and Restated Articles, as amended (the "Restated Articles"), authorize the issuance of 110,000,000 shares of capital stock of which 10,000,000 shares are designated preferred stock, no par value ("Preferred Stock"), and 100,000,000 shares are designated common stock, par value $1.00 per share ("Common Stock").

         Under the Restated Articles, the Board of Directors of the Company may provide for the issuance of Preferred Stock in one or more series and the Board of Directors is authorized to fix the designation, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, including, without limitation, the voting powers, if any, the dividend rate, conversion rights, redemption price, or liquidation preference of any series of shares of preferred stock, pursuant to a certificate of designation, without any further vote or action by the Company's stockholders.

         The $3.125 Series B Cumulative Convertible Preferred Stock ("Convertible Preferred Stock") was authorized as a new series of preferred stock, consisting of 2,300,000 shares. The description of the Convertible Preferred Stock set forth below is qualified in its entirety by reference to the Restated Articles.

         DIVIDENDS

         Holders of shares of Convertible Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, cash dividends at an annual rate of $3.125 per share, payable quarterly in arrears on February 1, May 1, August 1 and November 1 of each year, commencing November 1, 1996 (with respect to the period from the date of initial issuance of such shares of Convertible Preferred Stock to such date), except that if any such date is a Saturday, Sunday or legal holiday then such dividend will be payable on the next day that is not a Saturday, Sunday or legal holiday. Dividends will accrue and be cumulative from such date of initial issuance and will be payable to holders of record as they appear on the stock transfer books on such record dates as are fixed by the Board of Directors (provided that no record date shall be later than (a) the sixth business day prior to the date fixed for any redemption of the Convertible Preferred Stock or, (b) in the case of the dividend payment date occurring on August 1, 2000, the tenth business day prior to such date).

         The Convertible Preferred Stock will have priority as to dividends over the Common Stock and, when and if issued, the Series A Preferred Stock and any other series or class of the Company's stock hereafter issued that ranks junior as to dividends to the Convertible Preferred Stock, when and if issued (collectively, "Junior Dividend Stock"), and no dividend (other than dividends payable solely in stock that is Junior Dividend Stock and that ranks junior to the


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Convertible Preferred Stock as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (such stock that is junior as to liquidation rights, "Junior Liquidation Stock") (the Common Stock and any other capital stock of the Company that is both Junior Dividend Stock and Junior Liquidation Stock, "Junior Stock")) may be paid on any Junior Dividend Stock, and no payment may be made on account of the purchase, redemption, retirement, or other acquisition of Junior Dividend Stock or Junior Liquidation Stock (other than such acquisitions pursuant to employee or director incentive or benefit plans or arrangements, or in exchange solely for Junior Stock), unless all accrued and unpaid dividends on the Convertible Preferred Stock for all dividend payment periods ending on or before the date of payment of such dividends on Junior Dividend Stock, or such payment for such Junior Dividend Stock or Junior Liquidation Stock, as the case may be, have been paid or declared and set apart for payment. The Company may not pay dividends on the Convertible Preferred Stock unless it has paid or declared and set apart for payment or contemporaneously pays or declares and sets apart for payment all accrued and unpaid dividends for all dividend payment periods on any class or series of stock having parity with the Convertible Preferred Stock as to dividends ("Parity Dividend Stock") ratably, so that the amount of dividends declared and paid per share on the Convertible Preferred Stock and such Parity Dividend Stock will bear to each other and the same ratio that the accrued and unpaid dividends to the date of payment on Convertible Preferred Stock and such Parity Dividend Stock bear each other. No payment may be made on account of the purchase, redemption, retirement or other acquisition of shares of Junior Stock, Parity Dividend Stock or other class or series of the Company's capital stock ranking on a parity with the Convertible Preferred Stock as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (such stock that has parity with the Convertible Preferred Stock as to liquidation rights, "Parity Liquidation Stock") (other than such acquisitions pursuant to employee or director or incentive or benefit plans or arrangements, or in exchange solely for Junior Stock) unless all accrued and unpaid dividends on the Convertible Preferred Stock for all dividend payment periods ending on or before the date of payment on account of such acquisition of such Parity Dividend Stock or Parity Liquidation Stock shall have been paid or declared and set apart for payment.

         The amount of dividends payable per share of Convertible Preferred Stock for each quarterly dividend period will be computed by dividing the annual dividend amount by four. The amount of dividends payable for the initial period and for any period shorter than a full quarterly dividend period will be computed on the basis of a 360-day year of twelve 30-day months. No interest will be payable in respect of any dividend payment on the Convertible Preferred Stock which may be in arrears.

         Under Florida law, no dividend or distribution to holders of capital stock may be made if, after giving effect to such dividend or distribution, the Company would not be able to pay its debts as they become due in the usual course of business, or the Company's total assets would be less than the sum of its total liabilities plus the amount that would be needed if the Company were to be dissolved at the time of the payment of such dividend or distribution, to satisfy the preferential rights upon dissolution of holders of Senior Liquidation Stock (as defined below). As the Company is a holding company with no business operations, its primary source of cash are dividends and other payments from its insurance subsidiaries. Its insurance subsidiaries' ability to



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pay dividends without prior regulatory approval is limited by applicable laws and regulations. The Company is also subject to restrictions on dividend payments (including dividend payments on the Convertible Preferred Stock) pursuant to the terms of certain of its financing arrangements.

         LIQUIDATION RIGHTS

         In the case of the voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of shares of Convertible Preferred Stock are entitled to receive the liquidation preference of $50 per share, plus an amount equal to any accrued and unpaid dividends to the payment date, before any payment or distribution is made to the holders of Common Stock or any Junior Liquidation Stock, but the holders of the shares of the Convertible Preferred Stock will not be entitled to receive the liquidation preference of such shares until the liquidation preference of any other series or class of stock hereafter issued that ranks senior as to liquidation rights to the Convertible Preferred Stock ("Senior Liquidation Stock") has been paid in full. The holders of Convertible Preferred Stock and all series or classes of stock hereafter issued that rank on a parity as to distributions of assets upon such liquidation, dissolution or winding up of the Company with the Convertible Preferred Stock are entitled to share ratably, in accordance with the respective preferential amounts payable on such stock, in any distribution (after payment of the liquidation preference of the Senior Liquidation Stock) which is not sufficient to pay in full the aggregate of the amounts payable thereon. After payment in full of the liquidation preference of the shares of the Convertible Preferred Stock, the holders of such shares will not be entitled to any further participation in any distribution of assets by the Company. Neither a consolidation nor merger of the Company with another corporation nor a sale or transfer of all or substantially all of the Company's property or assets will be considered a liquidation, dissolution or winding up of the Company.

         VOTING RIGHTS

         The holders of the Convertible Preferred Stock will not have voting rights except as described below or as required by law. In exercising any such vote, each outstanding share of Convertible Preferred Stock will be entitled to one vote, excluding shares held by any entity controlled by the Company, which shares shall have no voting rights.

         Whenever dividends on the Convertible Preferred Stock or any outstanding shares of Parity Dividend Stock have not been paid in an aggregate amount equal to at least six quarterly dividends on such shares (whether or not consecutive), the number of members of the Company's Board of Directors will be increased by two, and the holders of the Convertible Preferred Stock, voting separately as a class with the holders of Parity Dividend Stock on which like voting rights have been conferred and are exercisable, will be entitled to elect such two additional directors who shall continue to serve so long as such dividends remain in arrears. Such voting rights will terminate when all such dividends accrued and unpaid have been declared and paid or set apart for payment. The term of office of all directors so elected will terminate immediately upon the termination of such voting rights and the number of members of the Board of Directors will be reduced by two.



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         In addition, so long as any Convertible Preferred Stock is outstanding, the Company will not, without the affirmative vote or consent of the holders of at least 66 2/3% of all outstanding shares of Convertible Preferred Stock and outstanding Parity Dividend Stock (voting as a single class), (i) amend, alter or repeal (by merger or otherwise) any provision of the Restated Articles or the bylaws so as to affect adversely the relative rights, preferences, qualifications, limitations, or restrictions of the Convertible Preferred Stock or (ii) effect any reclassification of the Convertible Preferred Stock.

         REDEMPTION AT OPTION OF THE COMPANY

         The Convertible Preferred Stock may not be redeemed prior to August 7, 2000. On or after such date, the Convertible Preferred Stock may be redeemed by the Company, at its option, in whole or in part at any time, subject to the limitations, if any, imposed by applicable law, at a cash redemption price of $51.88 per share, plus accrued and unpaid dividends to but excluding the redemption date, if redeemed on or prior to August 6, 2001, and at the following redemption prices per share, if redeemed during the 12-month period ending August 6:

                                                   REDEMPTION
                                                      PRICE
                 YEAR                               PER SHARE
                 ----                               ---------

                 2002............................ $   51.56
                 2003............................     51.25
                 2004............................     50.94
                 2005............................     50.63
                 2006............................     50.31

and thereafter at $50 per share plus, in each case, accrued and unpaid dividends to but excluding the redemption date. If fewer than all the outstanding shares of Convertible Preferred Stock are to be redeemed, the Company will select those shares to be redeemed pro rata or by lot or in such other manner as the Board of Directors may determine to be fair. There is no mandatory redemption or sinking fund obligation with respect to the Convertible Preferred Stock. If at any time dividends on the Convertible Preferred Stock are in arrears, the Company may not redeem less than all of the then outstanding shares of the Convertible Preferred Stock until all accrued dividends for all past dividend periods have been paid in full.

         Notice of redemption will be mailed at least 30 days but not more than 90 days before the date fixed for redemption to each holder of record of shares of Convertible Preferred Stock to be redeemed at the address shown on the stock transfer books. No fractional shares of Convertible Preferred Stock will be issued upon a redemption of less than all of the Convertible Preferred Stock, but in lieu thereof, an appropriate amount will be paid in cash based on the value for the shares of Convertible Preferred Stock as determined in good faith by the Board of Directors. After the date fixed for redemption, dividends will cease to accrue on the shares of Convertible Preferred Stock called for redemption and other rights of the holders of such shares will



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terminate, except the right to receive the redemption price without interest, and all conversion privileges will terminate on the fifth business day prior to the date fixed for redemption.

         CONVERSION RIGHTS

         The holder of any shares of Convertible Preferred Stock will have the right, at the holder's option, to convert any or all shares into Common Stock at any time at the conversion rate (subject to adjustment as described below) of
0.9987 shares for each share of Convertible Preferred Stock, equivalent to an initial conversion price of $50.065 for each share of Common Stock, except that if the Convertible Preferred Stock is called for redemption, the conversion right will terminate at 5:00 p.m. New York City time on the business day prior to the date fixed for such redemption and if not exercised prior to such time, such conversion right will be lost, unless the Company defaults in making the payment due upon redemption. Except as provided in the next paragraph, no payment or adjustment will be made upon any conversion of any share of Convertible Preferred Stock or on account of any dividends on the Common Stock issued upon conversion (except that if a converting holder of Convertible Preferred Stock is eligible for a dividend on both the Convertible Preferred Stock and the Common Stock issued upon conversion, the holder is entitled to the higher of such dividend amounts). Following conversion, the holder will no longer have any right to payment of dividends on the shares surrendered for conversion. No fractional shares of Common Stock will be issued upon conversion but, in lieu thereof, an appropriate amount will be paid in cash based on the reported last sale price for the shares of Common Stock as reported on a national securities exchange or on the Nasdaq National Market on the day of such conversion.

         If the Company, by dividend or otherwise, declares or makes a distribution on its Common Stock referred to in clause (iv) or (v) of the next following paragraph, the holders of the Convertible Preferred Stock, upon the conversion thereof subsequent to the close of business on the date fixed for the determination of shareholders entitled to receive such distribution and prior to the effectiveness of the conversion price adjustment in respect of such distribution, will be entitled to receive for each share of Common Stock into which each such share of Convertible Preferred Stock is converted the portion of the shares of Common Stock, rights, warrants, evidences of indebtedness, shares of capital stock, cash and assets so distributed applicable to one share of Common Stock; provided, however, that the Company may, with respect to all holders so converting, in lieu of distributing any portion of such distribution not consisting of cash or securities of the Company, pay such holder cash equal to the fair market value thereof (as determined by the Board of Directors).

         The conversion price will be subject to adjustment in certain events including, without duplication: (i) dividends (and other distributions) payable in Common Stock on any class of capital stock of the Company; (ii) the issuance to all holders of Common Stock of rights or warrants, or the occurrence of an event under the Rights Agreement, entitling holders of such rights or warrants to subscribe for or purchase Common Stock at less than the then current market price (as defined); (iii) subdivisions and combinations of Common Stock; (iv) distributions to all holders of Common Stock of evidences of indebtedness of the Company, shares of capital stock, cash or assets (including securities, but excluding those rights, warrants,



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dividends and distributions referred to above and dividends and distributions paid exclusively in cash); and (v) distributions consisting of cash, excluding
(A) cash that is part of a distribution referred to in (iv) above, and (B) any cash representing an amount per share of Common Stock of any quarterly cash dividend to the extent it does not exceed the amount per share of Common Stock of the next preceding quarterly cash dividend (as adjusted to reflect any of the events referred to in clauses (i) through (v) of this sentence) or all of any such quarterly cash dividends if the amount thereof per share of Common Stock multiplied by four does not exceed 15% of the current market price (as defined) of Common Stock on the trading day (as defined) next preceding the date of declaration of such dividend. Following certain adjustments to the conversion price, notice of such event will be mailed to the holders of the Convertible Preferred Stock.

         The foregoing adjustments to the conversion price are designed to compensate the holders of the Convertible Preferred Stock for the value of the cash, securities or other assets that they would have otherwise received had they converted their Convertible Preferred Stock into shares of Common Stock prior to such distribution. Such adjustment would generally result in a reduced conversion price, which would entitle the holders of Convertible Preferred Stock to receive a greater number of shares of Common Stock upon conversion of the Convertible Preferred Stock into Common Stock.

         The Company from time to time may reduce the conversion price by an amount for any period of time of at least 20 days, in which case the Company shall give at least 15 days' notice of such reduction, if the Board of Directors of the Company has made a determination that such reduction would be in the best interest of the Company, which determination shall be conclusive.

         In the event that the Company is a party to any transaction (including, without limitation, a merger, consolidation, sale of all or substantially all of the Company's assets, recapitalization or reclassification of the Common Stock (each of the foregoing being referred to as a "Company Transaction")), in each case (except in the case of a Common Stock Fundamental Change (as defined)) as a result of which shares of Common Stock shall be converted into the right to receive securities, cash or other property, each share of the Convertible Preferred Stock shall thereafter be convertible into the kind and amount of securities, cash and other property receivable upon the consummation of such Company Transaction by a holder of that number of shares of Common Stock into which one share of the Convertible Preferred Stock was convertible immediately prior to such Company Transaction (or in the case of a Common Stock Fundamental Change, common stock of the kind received by the holders of Common Stock as a result of such Common Stock Fundamental Change) (but after giving effect to any adjustment discussed in the next paragraph relating to a Fundamental Change (as defined) if such Company Transaction constitutes a Fundamental Change, and subject to funds being legally available for such purpose under applicable law at the time of such conversion).

         Notwithstanding any other provision in the preceding paragraphs to the contrary, if any Fundamental Change occurs, then the conversion price in effect will be adjusted immediately after such Fundamental Change as described below. In addition, in the event of a Common Stock Fundamental Change, each share of the Convertible Preferred Stock shall be convertible solely



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into common stock of the kind received by holders of Common Stock as the result of such Common Stock Fundamental Change. For purposes of calculating any adjustment to be made pursuant to this paragraph in the event of a Fundamental Change, immediately after such Fundamental Change:

                  (i) in the case of a Non-Stock Fundamental Change (as defined), the conversion price of the Convertible Preferred Stock will thereupon become the lower of (A) the conversion price in effect immediately prior to such Non-Stock Fundamental Change, but after giving effect to any other prior adjustments, and (B) the result obtained by multiplying the greater of the Applicable Price (as defined) or the then applicable Reference Market Price (as defined) by a fraction of which the numerator will be $50 and the denominator will be the then current redemption price per share (or, for periods prior to August 7, 2000, an amount per share determined in accordance with the Restated Articles); and

                  (ii) in the case of a Common Stock Fundamental Change, the conversion price of the Convertible Preferred Stock in effect immediately prior to such Common Stock Fundamental Change, but after giving effect to any other prior adjustments, will thereupon be adjusted by multiplying such conversion price by a fraction, of which the numerator will be the Purchaser Stock Price (as defined) and the denominator will be the Applicable Price; provided, however, that in the event of a Common Stock Fundamental Change in which (A) 100% of the value of the consideration received by a holder of Common Stock is common stock of the successor, acquiror or other third party (and cash, if any, is paid with respect to any fractional interests in such common stock resulting from such Common Stock Fundamental Change) and (B) all of the Common Stock will have been exchanged for, converted into, or acquired for, common stock (and cash with respect to fractional interests) of the successor, acquiror or other third party, the conversion price of the Convertible Preferred Stock in effect immediately prior to such Common Stock Fundamental Change will thereupon be adjusted by dividing such conversion price by the number of shares of common stock of the successor, acquiror, or other third party received by a holder of one share of Common Stock as a result of such Common Stock Fundamental Change.

         The foregoing conversion price adjustments in the event of a Non-Stock Fundamental Change will apply in situations whereby all or substantially all of the Common Stock is acquired in a transaction in which 50% or less of the value received by holders of Common Stock consists of common stock that has been admitted for listing on a national securities exchange or quoted on the Nasdaq National Market. If the market price of the Common Stock immediately prior to a Non-Stock Fundamental Change is lower than the applicable conversion price of the Convertible Preferred Stock then in effect, the conversion price will be adjusted as described in (i) above and the holders of the Convertible Preferred Stock will be entitled to receive the amount and kind of consideration that would have been received if the Convertible Preferred Stock had been converted into Common Stock prior to the Non-Stock Fundamental Change after giving effect to such adjustment.



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         The foregoing conversion price adjustments in the event of a Common
Stock Fundamental Change will apply in situations whereby more than 50% of the value received by holders of Common Stock consists of common stock of another company that has been admitted for listing on a national securities exchange or quoted on the Nasdaq National Market, in which case the Convertible Preferred Stock will become convertible into shares of common stock of the other company. If consideration for the Common Stock consists partly of common stock of another company and partly of other securities, cash or property, each share of Convertible Preferred Stock will be convertible solely into a number of shares of such common stock determined so that the initial value of such shares (measured as described in the definition of Purchaser Stock Price below) equals the value of the shares of Common Stock into which such share of Convertible Preferred Stock Price below) equals the value of the shares of Common Stock into which such share of Convertible Preferred Stock was convertible immediately before the Transaction (measured as described in the definition of Applicable Price below). If consideration for Common Stock is solely common stock of another company, each share of Convertible Preferred Stock will be convertible into the same number of shares of such common stock receivable by a holder of the number of shares of Common Stock into which such share of Convertible Preferred Stock was convertible immediately before such transaction.

         Depending upon whether the Fundamental Change is a Non-Stock Fundamental Change or Common Stock Fundamental Change, a holder may receive significantly different consideration upon conversion. In the event of a Non-Stock Fundamental Change, the holder has the right to convert each share of the Convertible Preferred Stock into the kind and amount of shares of stock and other securities or property or assets receivable by a holder of the number of shares of Common Stock issuable upon conversion of such share of the Convertible Preferred Stock immediately prior to such Non-Stock Fundamental Change, but after giving effect to the adjustment described above. However, in the event of a Common Stock Fundamental Change in which less than 100% of the value of the consideration received by a holder of Common Stock is common stock of the acquiror or other third party, a holder of a share of the Convertible Preferred Stock who converts a share following the Common Stock Fundamental Change will receive consideration in the form of such common stock only, whereas a holder who has converted his share prior to the Common Stock Fundamental Change will receive consideration in the form of common stock as well as any other securities or assets (which may include cash) receivable thereupon by a holder of the number of shares of Common Stock issuable upon conversion of such share of Convertible Preferred Stock immediately prior to such Common Stock Fundamental Change.

         The term "Applicable Price" means (i) in the event of a Non-Stock Fundamental Change in which the holders of the Common Stock receive only cash, the amount of cash received by the holder of one share of Common Stock and (ii) in the event of any other Non-Stock Fundamental Change or any Common Stock Fundamental Change, the average of the Closing Prices (as defined) for the Common Stock during the ten trading days (as defined) prior to and including the record date for the determination of the holders of Common Stock entitled to receive cash, securities, property or other assets in connection with such Non-Stock Fundamental Change or Common Stock Fundamental Change, or, if there is no such record date, the date upon which the holders of the Common Stock shall have the right to receive such cash, securities, property or


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other assets, in each case, as adjusted in good faith by the Board of Directors or the Company to appropriately reflect any of the events referred to in clauses
(i) through (v) of the third paragraph of this CONVERSION RIGHTS subsection.

         The term "Closing Price" of any common stock means on any day the last reported sale price regular way on such day or in case no sale takes place on such day, the average of the reported closing bid and asked prices regular way in each case on the Nasdaq National Market or, if the common stock is not quoted on such system, on the principal national securities exchange or quotation system on which such stock is listed or admitted to trading or quoted, or, if not listed or admitted to trading on any national securities exchange or quotation system, the average of the closing bid and asked prices in the over-the-counter market on such day as reported by the National Quotation Bureau Incorporated, or a similarly generally accepted reporting service, or, if not so available in such manner, as furnished by any New York Stock Exchange Member firm selected by the Company for that purpose.

         The term "Common Stock Fundamental Change" means any Fundamental Change in which more than 50% of the value (as determined in good faith by the Board of Directors of the Company) of the consideration received by holders of Common Stock consists of common stock that for each of the ten consecutive trading days referred to in the second preceding paragraph has been admitted for listing or admitted for listing subject to notice of issuance on a national securities exchange or quoted on the Nasdaq National Market, PROVIDED, HOWEVER, that a Fundamental Change shall not be a Common Stock Fundamental Change unless either
(i) the Company continues to exist after the occurrence of such Fundamental Change and the outstanding shares of Convertible Preferred Stock continue to exist as outstanding Convertible Preferred Stock, or (ii) not later than the occurrence of such Fundamental Change, the outstanding shares of Convertible Preferred Stock are converted into or exchanged for shares of Convertible Preferred Stock of a corporation succeeding to the business of the Company, which Convertible Preferred Stock has powers, preferences and relative, participating, optional or other rights, and qualifications, limitations and restrictions, substantially similar to those of the Convertible Preferred Stock.

         The term "Fundamental Change" means the occurrence of any transaction or event in connection with a plan pursuant to which all or substantially all of the Common Stock shall be exchanged for, converted into, acquired for or constitute solely the right to receive cash, securities, property or other assets (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) provided, in the case of a plan involving more than one such transaction or event, for purposes of adjustment of the conversion price, such Fundamental Change shall be deemed to have occurred when substantially all of the Common Stock of the Company shall be exchanged for, converted into, or acquired for or constitute solely the right to receive cash, securities, property or other assets, but the adjustment shall be based upon the highest weighted average per share consideration which a holder of Common Stock could have received in such transactions or events as a result of which more than 50% of the Common Stock of the Company shall have been exchanged for, converted into, or acquired for or constitute solely the right to receive cash, securities, property or other assets.



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         The term "Non-Stock Fundamental Change" means any Fundamental Change other than a Common Stock Fundamental Change.

         The term "Purchaser Stock Price" means, with respect to any Common Stock Fundamental Change, the average of the Closing Prices for the common stock received in such Common Stock Fundamental Change for the ten consecutive trading days prior to and including the record date for the determination of the holders of Common Stock entitled to receive such common stock, or if there is no such record date, the date upon which the holders of the Common Stock shall have the right to receive such common stock, in each case, as adjusted in good faith by the Board of Directors to appropriately reflect any of the events referred to in clauses (i) through (v) of the third paragraph of this subsection; PROVIDED, HOWEVER, that if no such Closing Prices exist, the Purchaser Stock Price shall be set at a price determined in good faith by the Board of Directors of the Company.

         The term "Reference Market Price" shall mean $26.92 (which is an amount equal to 66 2/3% of the reported last sale price for the Common Stock on the Nasdaq National Market on July 23, 1996) and in the event of any adjustment to the conversion price other than as a result of a Fundamental Change, the Reference Market Price shall also be adjusted so that the ratio of the Reference Market Price to the conversion price after giving effect to any such adjustment shall always be the same ratio of $26.92 to the initial conversion price specified in the first sentence of this subsection.

         Notwithstanding the foregoing provisions, the issuance of any shares of Common Stock pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in shares of Common Stock under any such plan, and the issuance of any shares of Common Stock or options or rights to purchase such shares pursuant to any employee benefit plan or program of the Company or pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date the Convertible Preferred Stock was first designated (other than the occurrence of certain events under the Rights Agreement or successor thereto), and any issuance of Rights (as defined) shall not be deemed to constitute an issuance of Common Stock or exercisable, exchangeable or convertible securities by the Company to which any of the adjustment provisions described above applies. There shall also be no adjustment of the conversion price in case of the issuance of any stock (or securities convertible into or exchangeable for stock) of the Company, except as specifically described above. If any action would require adjustment of the conversion price pursuant to more than one of the provisions described above, only one adjustment shall be made and such adjustment shall be the amount of adjustment which has the highest absolute value to holders of the Convertible Preferred Stock. No adjustment in the conversion price will be required unless such adjustment would require an increase or decrease of at least 1% of the conversion price, but any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment.



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         RIGHTS AGREEMENT


         The Company has entered into a Rights Agreement with Chase Bank (the "Rights Agreement"). The Series A Preferred Stock is issuable pursuant to purchase rights (the "Rights") attributable to each outstanding share of Common Stock under the Rights Agreement. Shares of Common Stock issued upon conversion of the Convertible Preferred Stock, and prior to any Distribution Date (as defined in the Rights Agreement) and the redemption or expiration of the Rights will also be issued with Rights in accordance with the terms and conditions of the Rights Agreement.

         TRANSFER AGENT

         The transfer agent of the Convertible Preferred Stock is The Bank of New York.

ITEM 2   EXHIBITS

                  1. American Bankers Insurance Group, Inc. Third Amended and Restated Articles of Incorporation, as amended.

                  2. All exhibits required by Instruction II to Item 2 will be supplied to the New York Stock Exchange.


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



                                   SIGNATURES
                                   ----------

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.



                                        American Bankers Insurance Group, Inc.


                                        By /s/ Robert Hill
                                           ------------------------------------
                                           Robert Hill
Dated: June 19, 1997                       Principal Accounting Officer






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